Exhibit 99.1

THE COCA-COLA COMPANY
GLOBAL EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective May 1, 2024

The Coca-Cola Company Global Employee Stock Purchase Plan
(i)

The Coca-Cola Company Global Employee Stock Purchase Plan

Effective January 1, 2023, The Coca-Cola Company established The Coca-Cola Company Global Employee Stock Purchase Plan as a sub-plan being administered under, and as an appendix to, The Coca-Cola Company 2014 Equity Plan. Effective with approval by the shareholders of the Company on May 1, 2024, the Plan is amended and restated as a standalone plan.

1.	Definitions
1.1	General

In these rules:

“Award” means an acquisition of Purchased Shares, a Matching Award or Free Award, and “awarded” and similar terms will be understood accordingly where appropriate;

“Award Date” means the date on which an Award of Purchased Shares is made and/or a Matching Award or a Free Award is granted;

“Board” means the board of directors of the Company;

“Business Day” means a day on which the New York Stock Exchange (or, if the Committee decides, any other stock exchange on which the Shares are listed) is open for the transaction of business;

“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the 1934 Act, provided that such a change in control will be deemed to have occurred at such time as:

(i)	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company;
(ii)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
(iii)	the shareholders of the Company approve any merger or consolidation as a result of which the Shares will be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation, sale or disposition is completed; or
(iv)	the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger or consolidation is completed, provided, however, that no Change in Control will be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change in Control would otherwise be deemed to have occurred, a majority of the Board in office prior to the acquisition of the securities by such person determines otherwise;

“Committee” means the Talent and Compensation Committee of the Board, or a committee or person to which the Talent and Compensation Committee’s authority has been duly delegated;

“Company” means The Coca-Cola Company, a Delaware corporation, and its successors;

“Contribution” means a deduction taken through payroll from a Participant’s pay (or other method of payment approved by the Committee) for the purposes of acquiring Purchased Shares;

“Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities including restrictions imposed by the Company’s “Insider Trading Compliance Policy (Global)”, applicable laws or the New York Stock Exchange (or such other exchange on which the Shares may be listed from time to time);

“Dividend Equivalent” means a right to receive an additional amount, as set out in rule 10.3 (Dividend Equivalents);

“Dividend Shares” means Shares bought on behalf of a Participant under the Plan by reinvesting dividends paid on their Plan Shares;

“Eligible Employee” means any person who meets the requirements of rule 2.1 (Eligible Employee);

“Enrollment Window” means the period(s) in which Eligible Employees may apply for Awards of Purchased Shares and, if being offered, Matching Awards;

The Coca-Cola Company Global Employee Stock Purchase Plan

“Evergreen Basis” means that Contributions and Awards of Purchased Shares will continue to be made until further notice (although they may cease earlier pursuant to a provision of the Plan or the Share Purchase Agreement);

“Expected Release Date” means the date the Committee decides under rules 6.2 (Terms of Matching Awards) or 7.1 (Terms of Free Awards);

“Fractional Entitlement” means a right under the Plan to receive an additional cash sum calculated in accordance with:

(i)	rule 5.8 (Fractional Entitlements (Purchased Shares)) in respect of Purchased Shares;
(ii)	rule 6.6 (Fractional Entitlements (Matching Awards)) in respect of Matching Awards;
(iii)	rule 7.6 (Fractional Entitlements (Free Awards)) in respect of Free Awards;
(iv)	rule 11.2 (Fractional Entitlements (Dividend Shares)) in respect of Dividend Shares; and
(v)	rule 11.3 (Dividends Paid in Respect of Fractional Entitlements);

“Free Award” means a conditional right to acquire Shares granted under the Plan;

“Group” means the Company and any company or corporation, limited liability company, partnership or other entity in which the Company beneficially owns (directly or indirectly) more than 50% of the outstanding voting stock or voting power, and “Member of the Group” will be understood accordingly;

“Lapse” means, in relation to a Matching Award or a Free Award, the Participant losing the right to receive some or all of the Shares or cash comprised in the Award;

“Leave” means ceasing to be employed within the Group or, if the Committee decides, the earlier point when notice to terminate any and all employment within the Group is given or received and “Leaver” and “Leaving” will be understood accordingly;

“Market Value” on any day means:

(i)	where Shares are acquired on the open market, the average price paid per Share to acquire those Shares (excluding any share transfer taxes and all fees and expenses incurred in connection with the purchase, unless the Committee decides otherwise), unless the Committee decides that an alternative definition of the market value of a Share should apply;
(ii)	where Shares are not acquired on the open market, the average of the high and low market prices at which a Share has been sold on that day, or on the next preceding trading day if that day is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing, unless the Committee decides that an alternative definition of the market value of a Share should apply; or
(iii)	in any other circumstances, the market value of a Share as decided by the Committee;

“Matching Award” means a conditional right to acquire Shares granted under the Plan in connection with Purchased Shares; “Matching Ratio” means the ratio the Committee decides under rule 6.7 (Matching Ratio);

“Move” means a Participant:

(i)	transferring employment (internationally or domestically) to another Member of the Group; or
(ii)	going on a Company-sponsored international assignment to another Member of the Group, but not Leaving, and “Moving” will be understood accordingly;

“Nominee” means the nominee appointed by the Committee to hold Plan Shares on behalf of Participants for the purposes of the Plan;

“Other Conditions” means any additional conditions imposed on a Free Award under rule 7.4 (Other Conditions);

“Participant” means a person who has applied to participate in an Award of Purchased Shares or who is holding or has held an Award or, after death, that person’s personal representatives;

“Participating Company” means any Member of the Group designated by the Committee to participate in the Plan at the relevant time;

“Performance Conditions” means any performance conditions imposed on a Free Award under rule 7.3 (Performance Conditions);

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied;

“Plan” means the plan constituted by these rules and any schedules, known as The Coca-Cola Company Global Employee Stock Purchase Plan, as amended from time to time;

“Plan Shares” means Shares acquired by a Participant, which are held by the Nominee:

(i)	as Purchased Shares;

The Coca-Cola Company Global Employee Stock Purchase Plan

(ii)	as a consequence of the Release of a Matching Award or Free Award; and
(iii)	as Dividend Shares;

“Purchased Shares” means Shares bought on behalf of a Participant under the Plan;

“Release” means, in relation to a Matching Award or Free Award, the Participant becoming entitled to the Shares subject to the Award, and “Released” and “Unreleased” will be understood accordingly;

“Share” means a share of $0.25 par value common stock of the Company;

“Share Purchase Agreement” means an agreement in respect of Purchased Shares and any other Awards and Dividend Shares being offered as part of that offer, in such form as the Committee determines from time to time;

“Tax” means any tax and social security charges (and/or any similar charges), wherever arising, in respect of a Participant’s Award or otherwise arising in connection with that Participant’s participation in the Plan; and

“1934 Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

1.2	Interpretation

In the Plan, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

2.	Eligibility
2.1	Eligible Employee

In order to be an Eligible Employee, a person must:

2.1.1	be an employee of a Participating Company and on its payroll;
2.1.2	meet any qualifying period imposed by virtue of rule 2.2 (Qualifying Period);
2.1.3	not be on a Company-sponsored long-term international assignment (as determined by the Committee);
2.1.4	not be subject to the reporting requirements of Section 16(a) of the 1934 Act; and
2.1.5	not be excluded by the Committee under rule 2.3 (Committee Discretion).

For Awards of Purchased Shares and Matching Awards, these criteria must be met at the time of invitation (and any later time the Committee decides, which may include the time a Contribution is taken from the Participant and/or the Award Date).

For Free Awards, these criteria must be met at the Award Date.

If these criteria are not met at the relevant date, then participation in the Plan will not be permitted, any Contributions taken will be returned to the Participant and rule 3.5 (Administrative Errors) will apply to any Award that may be made in error.

2.2	Qualifying Period

The Committee may require a person to have continuous employment within the Group or with one or more Participating Companies over a specified period in order to be an Eligible Employee.

2.3	Committee Discretion

The Committee may decide that a person will not be an Eligible Employee, even if that person otherwise meets the requirements of rule 2.1 (Eligible Employee).

3.	Invitations and Grant of Awards
3.1	Timing of Invitation

Invitations may be issued at any time, subject to Dealing Restrictions.

3.2	Invitations to All

On each occasion that the Committee decides to issue invitations to participate in the Plan:

3.2.1	all Eligible Employees who have not already been invited to participate will be invited to participate, unless the Committee decides otherwise; and
3.2.2	the Committee may choose to re-invite Eligible Employees who have previously been invited to participate.
3.3	Award Type

The Committee may award:

3.3.1	Purchased Shares;

The Coca-Cola Company Global Employee Stock Purchase Plan

3.3.2	if Purchased Shares are to be awarded, Matching Awards; and
3.3.3	Free Awards.
3.4	Timing of Awards

Awards may be made at any time, subject to Dealing Restrictions.

No invitations to apply for Purchased Shares may be issued, or Free Awards granted, after the termination of the Plan.

3.5	Administrative Errors

If the Committee makes an Award:

3.5.1	in error:
(i)	it will be deemed never to have been granted and/or will immediately Lapse; or
(ii)	in the case of Purchased Shares, the relevant Shares will immediately be forfeited and any associated Contributions returned to the Participant; and/or
3.5.2	that is inconsistent with any provisions in the Plan:
(i)	it will take effect only to the extent permissible under the Plan, and will otherwise be deemed never to have been granted and/or will immediately Lapse; or
(ii)	in the case of Purchased Shares, it will immediately be forfeited in respect of the relevant Shares and any associated Contributions returned to the Participant.
3.6	Nominee

Plan Shares will be held by the Nominee on behalf of the Participants. The Committee may make the grant of Awards subject to the condition that Participants enter into an agreement or other terms and conditions with the Nominee. Plan Shares and any cash held by the Nominee on behalf of Participants will then be subject to the agreement or other terms and conditions entered with the Nominee.

4.	Plan Limit

The aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 15,000,000.

5.	Purchased Shares
5.1	Invitations

The Committee may invite Eligible Employees to participate in one or more Awards of Purchased Shares during an Enrollment Window.

5.2	Terms of Purchased Shares

Purchased Shares are subject to the rules of the Plan.

The Committee will approve the terms on which Purchased Shares will be awarded, which will be communicated to the relevant Eligible Employees, including:

5.2.1	the basis on which Contributions and Awards of Purchased Shares will be made under rule 5.4 (Basis of Participation);
5.2.2	the duration and timing of the relevant Enrollment Window(s);
5.2.3	details about the number and frequency of Contributions to be made;
5.2.4	the date on which Contributions will start;
5.2.5	subject to any local laws around minimum pay, the maximum and minimum Contribution limits, which may be expressed as applying to each Contribution or as a monthly or annual amount, or on such other basis as the Committee decides;
5.2.6	any limit on Purchased Shares in accordance with rule 5.5 (Limit on Purchased Shares);
5.2.7	the expected Award Date(s) for the Purchased Shares or the basis on which those Award Date(s) will be determined, which will normally occur quarterly unless the Committee decides otherwise; and
5.2.8	whether the Participant may be required to enter into any election for a particular Tax treatment in respect of an Award and/or any Shares and any consequences of failing to make it.

The Coca-Cola Company Global Employee Stock Purchase Plan

5.3	Applications

Eligible Employees applying for one or more Awards of Purchased Shares will, during an Enrollment Window:

5.3.1	enter into a Share Purchase Agreement;
5.3.2	specify the amount of their Contribution(s), which may be expressed by reference to each Contribution or as a monthly or annual amount, or on such other basis as the Committee decides;
5.3.3	authorize Contributions to be deducted through payroll from their pay (or agree to another method of payment approved by the Committee);
5.3.4	consent to the maximum and minimum Contribution limits as they apply from time to time; and
5.3.5	accept the terms applicable to their Awards of Purchased Shares and the Plan.
5.4	Basis of Participation

An invitation to participate in one or more Awards of Purchased Shares may be issued on an Evergreen Basis, for a set period or as a one-off, as decided by the Committee.

5.5	Limit on Purchased Shares

The Committee may limit the number of Purchased Shares that may be awarded on any occasion.

If the Company receives applications for Shares that exceed the limit, or it becomes clear once Contributions have been made that the limit will be exceeded, the number of Shares received by each Participant will be proportionately reduced. Each Participant will be notified of the change, each application and Share Purchase Agreement will be deemed to be modified or withdrawn accordingly and any excess Contributions already made will be returned to the Participant.

5.6	Holding Contributions

Contributions will be held in a non-interest bearing account by the Company or the Nominee until they are used to buy Purchased Shares on the Participant’s behalf or, if the Committee decides or the Plan requires, until they are returned to the Participant.

5.7	Buying Purchased Shares

For each Award Date, the Committee will arrange for the aggregate amount of Contributions made by the Participants to be applied in buying Purchased Shares on behalf of Participants.

The number of Shares that will be purchased on behalf of each Participant will be determined by reference to that Participant’s Contributions and the Market Value of a Share on the Award Date.

5.8	Fractional Entitlements (Purchased Shares)

If, at the Award Date, there is a remaining balance of a Participant’s Contributions that is insufficient to acquire a whole Purchased Share, the Participant will acquire a right to a Fractional Entitlement in exchange for that remaining amount, unless the Committee decides otherwise.

A Fractional Entitlement for a Purchased Share will be calculated as the fraction of a Share that the Participant would be entitled to receive for the value of the remaining balance. Any Fractional Entitlements may be paid in cash or in such whole number of Shares (rounded down) with a Market Value at the time of payment as nearly as practicable equal to the Fractional Entitlements.

The terms of the Plan will apply to a Fractional Entitlement obtained in accordance with this rule 5.8 (Fractional Entitlements (Purchased Shares)) as if it were a “Purchased Share” (and interpreted accordingly), save that, unless and until it becomes a whole Share, the Participant will have no right to vote in respect of it.

5.9	Unused Contributions

Any unused Contributions that have not been used to acquire a Purchased Share or a Fractional Entitlement will be retained by the Nominee and added to the Participant’s next Contribution, unless the Committee decides otherwise.

5.10	Variation of Contributions

Participants will not be permitted to vary the amount of their Contributions unless the Committee decides otherwise. If permitted, any variation will only take effect:

5.10.1	if it is within the applicable Contribution limits set by the Committee; and
5.10.2	subject to the terms and from the time specified by the Committee.

The Coca-Cola Company Global Employee Stock Purchase Plan

5.11	Stopping Contributions – Company Power

The Committee may, at any time, decide that Contributions will stop and will give notice to affected Participants. The notice will take effect as soon as administratively practicable after being sent or on the date specified in the notice.

Contributions already made prior to the notice taking effect will be used to buy Purchased Shares on the next expected Award Date, unless the Committee decides otherwise.

Missed Contributions may not be made up, unless the Committee decides otherwise.

5.12	Stopping Contributions – Participant Power

A Participant may, at any time, stop making further Contributions by giving notice to the Company. The notice will take effect as soon as administratively practicable following receipt or, if the Committee decides, on a later date specified in the notice. Unless the Committee decides otherwise, once the notice takes effect:

5.12.1	Contributions will stop and the Participant cannot make any further Contributions, or restart Contributions, under their current Share Purchase Agreement;
5.12.2	any Contributions already made prior to the notice taking effect will be used to buy Purchased Shares on the next expected Award Date; and
5.12.3	aside from any final purchase under rule 5.12.2, the Participant will not receive any further Awards of Purchased Shares under their current Share Purchase Agreement.

Missed Contributions may not be made up unless the Committee decides otherwise.

5.13	Contributions in Error

If the amount of any Contribution made is in error, any Member of the Group and/or the Nominee may take such action as the Committee directs to correct the error.

6.	Matching Awards
6.1	Invitations

If the Committee issues an invitation to Eligible Employees to participate in one or more Awards of Purchased Shares, it may also decide to grant one or more Matching Awards linked to those Purchased Shares. The invitation will specify if Matching Awards are to be granted.

6.2	Terms of Matching Awards

Matching Awards are subject to the rules of the Plan.

The Committee will approve the terms of Matching Awards, which will be communicated to the relevant Eligible Employees, including:

6.2.1	the Award Date;
6.2.2	the Matching Ratio;
6.2.3	the number of Matching Awards that will be granted, if required under rule 6.4 (Basis of Matching Awards);
6.2.4	the Expected Release Date, which will normally be the first anniversary of the Award Date of that Matching Award;
6.2.5	if the Matching Award carries the right to Dividend Equivalents, that Dividend Equivalents will apply; and
6.2.6	whether the Participant may be required to enter into any election for a particular Tax treatment in respect of their Matching Award and/or any Shares and any consequences of failing to make it.
6.3	Applications

Eligible Employees who are eligible for Matching Awards will, during an Enrollment Window, in addition to completing the requirements for applying for the Awards of Purchased Shares:

6.3.1	consent to the Matching Ratio as it applies from time to time; and
6.3.2	accept the terms applicable to their Matching Awards.
6.4	Basis of Matching Awards

Where an invitation specifies that Matching Awards will be granted, they will be granted in respect of each related Award of Purchased Shares under that Share Purchase Agreement, unless the Committee decides otherwise and specifies in the Share Purchase Agreement.

The Coca-Cola Company Global Employee Stock Purchase Plan

6.5	Grant of Matching Awards

The Committee will grant Matching Awards on the same day as the Award Date for the related Award of Purchased Shares, unless the Committee decides otherwise.

The Matching Ratio will be applied to the number of Purchased Shares awarded to a Participant on an Award Date to calculate the number of Shares subject to a Matching Award.

Matching Awards will be granted in a way that ensures they are contractually enforceable.

6.6	Fractional Entitlements (Matching Awards)

If, at the Award Date, the application of the Matching Ratio would result in a Matching Award of a fraction of a Share, the fraction will instead be awarded as a Fractional Entitlement, unless the Committee decides otherwise.

A Fractional Entitlement for a Matching Award will be calculated as the fraction of a Share that the Participant would be entitled to receive on the basis of the application of the Matching Ratio. Any Fractional Entitlements may be paid in cash or in such whole number of Shares (rounded down) with a Market Value at Release as nearly as practicable equal to the Fractional Entitlements.

The terms of the Plan will apply to a Fractional Entitlement obtained in accordance with this rule 6.6 (Fractional Entitlements (Matching Awards)) as if it were a Share subject to the relevant Matching Award (and interpreted accordingly).

6.7	Matching Ratio

Initially, the Matching Ratio that will apply is 1:1, being one matching Share for each Purchased Share.

The Committee may alter the Matching Ratio that applies to Matching Awards at any time.

The Committee must give notice of any change to all affected Participants as soon as practicable (and, in any event, before Matching Awards are granted under the varied terms).

6.8	No Payment

A Participant is not required to pay for grant of a Matching Award.

6.9	Transfer or Sale of Related Purchased Shares

If, before Release, a Participant directs the Nominee to transfer or sell any Purchased Shares relating to their Matching Award, the Matching Award will Lapse in proportion to the number of Purchased Shares transferred or sold.

7.	Free Awards
7.1	Terms of Free Awards

Free Awards are subject to the rules of the Plan.

The Committee will approve the terms of a Free Award, which will be communicated to the relevant Eligible Employees, including:

7.1.1	the Award Date;
7.1.2	the number of Shares subject to the Free Award or the basis for calculating the number of Shares;
7.1.3	the Expected Release Date;
7.1.4	if the Free Award is subject to any Performance Conditions, details of those Performance Conditions and the applicable Performance Period;
7.1.5	details of any Other Conditions;
7.1.6	if the Free Award carries the right to Dividend Equivalents, that Dividend Equivalents will apply; and
7.1.7	whether the Participant may be required to enter into any election for a particular Tax treatment in respect of their Free Award and/or any Shares and any consequences of failing to make it.
7.2	Grant of Free Awards

Free Awards will be granted in a way that ensures they are contractually enforceable.

The Committee may require Participants to accept Free Awards or specific terms and may provide for Free Awards to Lapse if they are not accepted within the time specified.

The Committee may allow Participants to disclaim all or part of a Free Award within a specified period. If a Free Award is disclaimed, it will be deemed never to have been granted.

The Coca-Cola Company Global Employee Stock Purchase Plan

7.3	Performance Conditions

The Committee may make the Release of a Free Award conditional on the satisfaction of one or more Performance Conditions.

The Committee may change or waive a Performance Condition in accordance with its terms or if anything happens that causes the Committee to reasonably consider it appropriate to do so. A changed Performance Condition will not be materially less or more difficult to satisfy than the original condition was intended to be at the Award Date.

The Committee will notify any relevant Participant as soon as practicable after any change or waiver.

7.4	Other Conditions

The Committee may impose Other Conditions on the Release of a Free Award. The Committee may change or waive those Other Conditions in accordance with their terms or if anything happens that causes the Committee to reasonably consider it appropriate.

The Committee will notify any relevant Participant as soon as practicable after any change or waiver.

7.5	Estimates or Indications of Performance

There may be an interim indication of the extent to which a Performance Condition or Other Condition will be met. Any indication will not guarantee any level of Release or limit the Committee’s discretion to decide the extent to which a Free Award will be Released.

7.6	Fractional Entitlements (Free Awards)

If, for any reason, a Free Award would otherwise be awarded as a fraction of a Share, the fraction will instead be awarded as a Fractional Entitlement, unless the Committee decides otherwise.

A Fractional Entitlement for a Free Award will be calculated as the fraction of a Share that the Participant would be entitled to receive. Any Fractional Entitlements may be paid in cash or in such whole number of Shares (rounded down) with a Market Value at Release as nearly as practicable equal to the Fractional Entitlements.

The terms of the Plan will apply to a Fractional Entitlement obtained in accordance with this rule 7.6 (Fractional Entitlements (Free Awards)) as if it were a Share subject to the relevant Free Award (and interpreted accordingly).

7.7	No Payment

A Participant is not required to pay for grant of a Free Award.

8.	Operating the Plan on an Evergreen Basis or for a Specified Period
8.1	Changes to Awards or Terms

Where Awards are being operated on an Evergreen Basis or over a specified period (as opposed to a one-off), the Committee may change any term applicable to a Participant’s future Awards and/or future participation, including in relation to minimum or maximum Contribution limits and the Matching Ratio that will apply. The Committee must give notice of any such change to a Participant before an Award is made under the varied terms.

If the change relates to the Contribution limits that will apply, any Contribution still to be made that would be greater than the new maximum or less than the new minimum will be deemed to be modified accordingly in order to fit within the new limits.

The Committee may make such a change prior to an Enrollment Window, or at any other time it decides.

8.2	Cancelling or Curtailing the Operation of the Plan

The Committee may decide, at any time, to cancel the operation of Awards on an Evergreen Basis or to curtail the specified period over which the Awards were intended to run, which will mean that no new Awards will be made based on prior Participant elections. The Committee will notify all affected Participants as soon as practicable.

The Committee’s decision will not affect subsisting Awards.

9.	Release of Matching Awards and Free Awards
9.1	Timing of Release

Matching Awards will be Released on the Expected Release Date. Free Awards will be Released on the latest of:

9.1.1	the Expected Release Date;
9.1.2	the date it is decided that any Performance Conditions are satisfied; and
9.1.3	the date it is decided that any Other Conditions are satisfied.

The Coca-Cola Company Global Employee Stock Purchase Plan

9.2	Extent of Release

The number of Shares subject to a Matching Award that will be Released is equal to the aggregate number of related Purchased Shares that continue to be held by the Nominee on behalf of the Participant at Release, multiplied by the Matching Ratio applicable to that Matching Award.

A Free Award will be Released to the extent that the Committee decides that any Performance Conditions and/or Other Conditions are satisfied.

To the extent a Matching Award or Free Award, or any part of it, is no longer capable of being Released, it will Lapse. To the extent the Award Lapses, it cannot be Released under any other provision of the Plan.

10.	Settlement of Free Awards and Matching Awards
10.1	Cash Alternative

The Committee may choose (whether at the time of grant or any other time before settlement) to settle any Matching Award or Free Award partly or fully in cash. The Participant will have no right to acquire the Shares in respect of which the Award has been settled in cash.

10.2	Delivery of Shares or Cash

If a Matching Award or Free Award is Released, the Committee will arrange for the delivery of Shares and/or cash as soon as practicable after Release. The Shares and/or cash will be delivered to the Nominee on behalf of the Participant, unless the Committee decides otherwise.

10.3	Dividend Equivalents

Where an Award includes Dividend Equivalents, the Participant will receive:

10.3.1	for Matching Awards, an amount equal to the dividends, the record date for which falls between the Award Date and Release, multiplied by the number of Shares in respect of which the Matching Award is Released; or
10.3.2	for Free Awards, an amount equal to the dividends, the record date for which falls between the Award Date and Release, multiplied by the number of Shares in respect of which the Free Award is Released.

Dividend Equivalents will be calculated on such basis as the Committee decides. Special dividends will not be included, unless the Committee decides otherwise.

Any Dividend Equivalents may be paid in cash, or in such whole number of Shares (rounded down) with a Market Value at Release that is closest to that amount. Dividend Equivalents will be paid on the same date and the same terms as the related Award.

11.	Dividend Reinvestment
11.1	Dividend Shares

Any dividends paid in respect of Plan Shares will be reinvested and used to buy Dividend Shares, unless:

11.1.1	provided for otherwise in the Plan;
11.1.2	the Committee decides otherwise;
11.1.3	applicable local laws make dividend reinvestment impossible or impracticable, in the opinion of the Committee; or
11.1.4	the Participant opts out of dividend reinvestment, by giving notice to the Company. The notice will take effect as soon as administratively practicable following receipt or, if the Committee decides, on a later date specified in the notice.

If the Committee decides to stop (or re-start) dividend reinvestment, it will give notice to affected Participants. The notice will take effect as soon as administratively practicable after being sent or on a later date specified in the notice.

The number of Dividend Shares to be purchased on behalf of each Participant will be determined by reference to the amount of dividend to which the Participant is entitled and the Market Value of a Share on the relevant date. Dividend Shares are subject to the rules of the Plan.

If dividends are not being reinvested (in whole or in part), amounts not reinvested will be paid to the relevant Participants as soon as administratively practicable.

11.2	Fractional Entitlements (Dividend Shares)

If there is a remaining balance of a Participant’s cash dividend to be reinvested that is insufficient to acquire a whole Dividend Share, the Participant will acquire a right to a Fractional Entitlement in exchange for that remaining amount, unless the Committee decides otherwise.

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A Fractional Entitlement for a Dividend Share will be calculated as the fraction of a Share that the Participant would be entitled to receive for the value of the remaining balance.

11.3	Dividends Paid in Respect of Fractional Entitlements

If dividends are awarded on Shares, Participants with Fractional Entitlements will receive an entitlement to a further amount in respect of those Fractional Entitlements. The amount will be determined by reference to the cash dividend that would have been paid on that portion of a whole Share that the Fractional Entitlement represents. It will be awarded as Dividend Shares or a further Fractional Entitlement, calculated as the relevant fraction of a Share to the extent it cannot be awarded in whole Shares, unless the Committee decides otherwise.

11.4	Fractional Entitlements (General)

Any Fractional Entitlements may be paid in cash or in such whole number of Shares (rounded down) with a Market Value at the time of payment as nearly as practicable equal to the Fractional Entitlements.

The terms of the Plan will apply to a Fractional Entitlement obtained in accordance with this rule 11 (Dividend Reinvestment) as if it were a “Dividend Share” (and interpreted accordingly), save that, unless and until it becomes a whole Share, the Participant will have no right to vote in respect of it.

11.5	Unused Cash Dividends

Any cash dividends to be reinvested that have not been used to acquire Dividend Shares or a Fractional Entitlement will be retained by the Nominee and added to the next amount of cash dividends to be reinvested in Dividend Shares, unless the Committee decides otherwise.

12.	Plan Shares
12.1	Shareholder Rights

Shares issued in connection with the Plan will rank equally in all respects with the Shares in issue on that date.

Participants will only be entitled to rights attaching to Shares from the date of the allotment or transfer to them.

12.2	Withdrawing Plan Shares

A Participant may instruct the Nominee to sell or transfer the Participant’s Plan Shares at any time, subject to Dealing Restrictions and the terms of the Participant’s Share Purchase Agreement (or similar document). The Nominee will then sell or transfer the Shares as soon as practicable in accordance with the Participant’s instructions.

12.3	Company Withdrawal of Plan Shares

The Committee may, at any time and for any reason, decide to remove some or all of a Participant’s Plan Shares from the Nominee, in which case it will notify the Participant.

13.	Changes in Eligibility
13.1	Becoming a Section 16 Officer

If a Participant remains employed by a Member of the Group but becomes subject to the reporting requirements of Section 16(a) of the 1934 Act:

13.1.1	the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions under the Participant’s current Share Purchase Agreement;
13.1.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
13.1.3	aside from any final purchase under rule 13.1.2, the Participant will not receive any further Awards of Purchased Shares under the Participant’s current Share Purchase Agreement;
13.1.4	if there is a final purchase under rule 13.1.2, a final Matching Award may be granted in respect of the final Award of Purchased Shares;
13.1.5	all of the Participant’s Unreleased Matching Awards (including any Matching Award granted under rule 13.1.4) and Unreleased Free Awards will immediately Lapse;
13.1.6	any dividends payable on the Participant’s Plan Shares after they become subject to the reporting requirements of Section 16(a) of the 1934 Act will be paid in cash; and
13.1.7	all of the Participant’s Plan Shares will continue to be held by the Nominee under the terms of the Plan,

in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

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13.2	Commencing Unpaid Leave

If a Participant remains employed by a Member of the Group but commences an unpaid leave of absence, this rule 13.2 (Commencing Unpaid Leave) will apply, unless the Committee decides otherwise. If it does apply to a Participant:

13.2.1	the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make further Contributions under the Participant’s current Share Purchase Agreement while on unpaid leave of absence;
13.2.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
13.2.3	aside from any final purchase under rule 13.2.2, the Participant will not receive any further Awards of Purchased Shares under the Participant’s current Share Purchase Agreement unless the Participant returns from unpaid leave of absence within the same calendar year;
13.2.4	if the Participant is on an unpaid leave of absence during the Enrollment Window, the Participant will be allowed to enroll, and the Participant’s Contributions for the calendar year subject to the Enrollment Window will begin upon the Participant returning from unpaid leave of absence;
13.2.5	if there is a final purchase under rule 13.2.2, a final Matching Award will be granted in respect of the final Award of Purchased Shares;
13.2.6	all of the Participant’s Unreleased Matching Awards (including the Matching Award granted under rule 13.2.5) and Unreleased Free Awards will continue under the terms of the Plan and Release in accordance with their original timetable; and
13.2.7	all of the Participant’s Plan Shares will continue to be held by the Nominee under the terms of the Plan,

in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

14.	Moving – Transfers and Assignments
14.1	Impact of Moving

This rule 14 (Moving – Transfers and Assignments) applies if a Participant Moves.

If a Participant goes on a temporary transfer (that is not an assignment), or a domestic assignment or a secondment, it will not affect their participation in the Plan, unless the Committee decides otherwise (in which case it will decide the terms that will apply).

Whether a Participant falls within any of the categories described in this rule 14 (Moving – Transfers and Assignments) and, if so, which one is to be determined by the Committee in its absolute discretion.

14.2	Domestic Transfer

If a Participant Moves by transferring employment to another Member of the Group in the same country:

14.2.1	the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions under the Participant’s current Share Purchase Agreement;
14.2.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
14.2.3	aside from any final purchase under rule 14.2.2, the Participant will not receive any further Awards of Purchased Shares under the Participant’s current Share Purchase Agreement;
14.2.4	if there is a final purchase under rule 14.2.2, a final Matching Award will be granted in respect of the final Award of Purchased Shares;
14.2.5	all of the Participant’s Unreleased Matching Awards (including the Matching Award granted under rule 14.2.4) and Unreleased Free Awards will continue under the terms of the Plan and Release in accordance with their original timetable; and
14.2.6	all of the Participant’s Plan Shares will continue to be held by the Nominee under the terms of the Plan,

in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

14.3	International Transfers and Assignments

Approach A below applies if a Participant Moves for one of the following reasons:

14.3.1	transferring employment to another Member of the Group in a different country;
14.3.2	going on Company-sponsored assignment to another Member of the Group in a different country where the Participant does not remain in the pre-assignment payroll; or

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14.3.3	going on Company-sponsored long-term assignment to another Member of the Group in a different country where the Participant remains in the pre-assignment payroll.

Approach B below applies if a Participant Moves by going on Company-sponsored short-term assignment to another Member of the Group in a different country where the Participant remains in the pre-assignment payroll.

14.4	International Transfers and Assignments – Approach A

If Approach A applies to a Participant:

14.4.1	the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions under the Participant’s current Share Purchase Agreement;
14.4.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
14.4.3	aside from any final purchase under rule 14.4.2, the Participant will not receive any further Awards of Purchased Shares under the Participant’s current Share Purchase Agreement;
14.4.4	if there is a final purchase under rule 14.4.2, a final Matching Award will be granted in respect of the final Award of Purchased Shares;
14.4.5	all of the Participant’s Unreleased Matching Awards (including the Matching Award granted under rule 14.4.4) and Unreleased Free Awards will continue under the terms of the Plan and Release at the earliest of the following times:
(i)	in accordance with their original timetable;
(ii)	at the next expected Award Date that is administratively practicable; or
(iii)	at a time determined by the Committee; and
14.4.6	all of the Participant’s Plan Shares will continue to be held by the Nominee under the terms of the Plan,

in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

If an Unreleased Free Award is subject to Performance Conditions or Other Conditions and is Released early, the Committee will decide in all the circumstances the extent to which those conditions have been or will be deemed to be met.

14.5	International Transfers and Assignments – Approach B

If Approach B applies to a Participant, the Participant will continue participating in the Plan as normal, except that:

14.5.1	any Unreleased Matching Awards at the start of the assignment;
14.5.2	any Matching Award granted at the Award Date immediately following the start of the assignment; and
14.5.3	any Unreleased Free Awards at the start of the assignment,

will Release at the earliest of the following times:

(i)	in accordance with their original timetable;
(ii)	at the next expected Award Date that is administratively practicable; or
(iii)	at a time determined by the Committee,

unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

If an Unreleased Free Award is subject to Performance Conditions or Other Conditions and is Released early, the Committee will decide in all the circumstances the extent to which those conditions have been or will be deemed to be met.

14.6	General Discretion

In addition, or as an alternative, to the rest of this rule 14 (Moving – Transfers and Assignments), if a Participant moves from one jurisdiction to another or becomes tax resident in a different jurisdiction and, as a result, there may be:

14.6.1	adverse legal, regulatory or tax consequences for the Participant and/or a Member of the Group in connection with participation in the Plan; or
14.6.2	an additional administrative burden,

in either case in the opinion of the Committee, then the Committee may adjust the terms on which the Participant can participate in the Plan as it considers appropriate.

If, however, the Committee decides that adjusting the terms of participation is not practicable or appropriate, the Committee may decide that Matching Awards and/or Free Awards will Lapse and/or that the Participant will be treated as a Leaver.

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14.7	Notifying Participants

The Committee will notify affected Participants of any adjustment or decision made under this rule 14 (Moving – Transfers and Assignments) as soon as practicable.

15.	Leaving
15.1	Impact of Leaving

If a Participant Leaves:

15.1.1	the Participant’s Contributions will stop as soon as administratively practicable and, once stopped, the Participant will not be entitled to make any further Contributions;
15.1.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
15.1.3	aside from any final purchase under rule 15.1.2, the Participant will not receive any further Awards of Purchased Shares;
15.1.4	if there is a final purchase under rule 15.1.2, a final Matching Award may be granted in respect of the final Award of Purchased Shares;
15.1.5	all of the Participant’s Unreleased Matching Awards (including any Matching Award granted under rule 15.1.4) and Unreleased Free Awards will immediately Lapse;
15.1.6	any dividends payable on the Participant’s Plan Shares after Leaving will be paid in cash; and
15.1.7	the Participant’s Plan Shares will need to be removed from the Nominee,

in each case unless and to the extent the Committee decides otherwise (in which case the Committee will decide the terms that will apply).

15.2	Instructions for Removing Plan Shares from the Nominee

If a Participant Leaves and, as a result, Plan Shares need to be removed from the Nominee, the Company will seek instructions from the Participant as to whether the Plan Shares should be:

15.2.1	transferred to the Participant or the Participant’s nominee; or
15.2.2	sold and the cash proceeds transferred to the Participant or as the Participant directs, subject to any deductions under rule 18.3 (Withholding).

The Plan Shares will be dealt with as soon as administratively practicable in accordance with the Participant’s instructions, subject to Dealing Restrictions.

If a Participant fails to provide instructions within 60 days after the later of (i) Leaving and (ii) the final Award Date that applies to them, then, unless the Committee decides otherwise, the Participant’s Plan Shares will be sold on the Participant’s behalf and the cash proceeds (along with any other cash held on the Participant’s behalf) will be transferred to the Participant as soon as administratively practicable, subject to any deductions under rule 18.3 (Withholding).

16.	Change in Control
16.1	Release of Matching and Free Awards

If there is (or is likely to be, in the opinion of the Committee) a Change in Control, then, unless the Committee decides otherwise, Matching Awards and Free Awards will be Released on such date as the Committee decides. If an Unreleased Free Award is subject to Performance Conditions or Other Conditions, the Committee will decide in all the circumstances the extent to which those conditions have been or will be deemed to be met.

16.2	Assumption or Exchange of Matching and Free Awards

If there is a Change in Control, the Committee may, with the consent of the surviving entity where relevant, decide that:

16.2.1	Matching Awards and/or Free Awards will not be Released under rule 16.1 (Release of Matching and Free Awards), but will instead be assumed by the surviving entity or exchanged for new awards; or
16.2.2	Participants will be entitled to choose, within a period decided by the Committee, whether their Matching Awards and/or Free Awards will be assumed or exchanged for new awards.

If there is to be an assumption or exchange, the Committee will decide when it will take place. The terms of any assumed award may be amended, and any new award will be granted, so that it is on such terms and over such shares (or other type of securities) as the Committee may decide, with the consent of the surviving entity, where relevant.

Unless the Committee decides otherwise, any assumed or new award will be governed by the Plan as if references to a Matching Award or Free Award (as applicable) are references to the assumed or new award, references to Shares are references to the shares (or other securities) subject to the assumed award or over which the new award is granted and references to the Company are to the surviving entity, or such company as the Committee decides, and the Plan will be interpreted accordingly.

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16.3	Involuntary Termination Following Assumption or Exchange

This rule applies if a Matching Award or Free Award is assumed or exchanged in accordance with rule 16.2 (Assumption or Exchange of Matching and Free Awards) in connection with a Change in Control.

If the Participant’s employment within the Group is involuntarily terminated other than for cause within one year after the effective date of the Change in Control, then rule 15 (Leaving) will apply, except that all the Participant’s Unreleased Matching Awards (including any final Matching Award granted after Leaving in connection with a final purchase) and any Unreleased Free Awards will continue under the terms of the Plan and Release either in accordance with their original timetable or at an earlier time as determined by the Committee. If an Unreleased Free Award is subject to Performance Conditions or Other Conditions and is Released early, the Committee will decide in all the circumstances the extent to which those conditions have been or will be deemed to be met.

16.4	Impact on Plan Shares

If there is a Change in Control:

16.4.1	Participants will have the same rights in relation to their Plan Shares as other holders of Shares;
16.4.2	the Nominee may request Participants’ instructions, within a specified deadline, as to how to deal with their Plan Shares, which may include exercising any right to elect to receive Shares or any particular form of consideration available in connection with the Change in Control; and
16.4.3	any consideration, shares, rights or other securities allotted in relation to or in exchange for any Plan Shares will be treated as if they were awarded to the Participant on the date those Plan Shares were originally awarded to the Participant and the terms of the Plan will apply to that consideration or those shares, rights or other securities as if they were Plan Shares, unless the Committee decides otherwise.

In the absence of instructions from a Participant, the Nominee will not be obliged to take any action in respect of that Participant’s Plan Shares.

16.5	Impact on Fractional Entitlements

The Committee will decide how Fractional Entitlements will be dealt with if there is a Change in Control.

16.6	Impact on Contributions

The Committee will decide whether or not Contributions will continue if a Change in Control occurs.

17.	Variations in Share Capital
17.1	Adjustment of Matching and Free Awards

In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Shares to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee will make such adjustments to the Plan and Matching Awards or Free Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include:

17.1.1	adjustment of the number and kind of shares that may be delivered under the Plan;
17.1.2	adjustment of the number and kind of shares subject to outstanding Matching Awards and Free Awards; and
17.1.3	any other adjustments that the Committee determines to be equitable.

The Committee shall not make any adjustments to outstanding Matching Awards or Free Awards that would constitute a modification or substitution of the stock right under United States Treasury Regulation Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for the purposes of Internal Revenue Code Section 409A.

17.2	General Discretion

Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of Shares, or any transaction described in this rule 17 (Variations in Share Capital)), the Committee may, in its sole discretion, provide that:

17.2.1	Matching Awards and/or Free Awards will immediately be Released; and/or

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17.2.2	Matching Awards and/or Free Awards will be assumed by another party to a transaction or otherwise be exchanged for a new award in connection with such transaction, in which case the Committee will determine the terms that will apply.

18.	Tax
18.1	Liability for Tax

The Participant is liable for any Tax, any applicable dealing and/or currency exchange costs, any share transfer taxes or other expenses involved in any transfer of Shares, and other associated costs in connection with the Participant’s participation in the Plan.

18.2	Participant Indemnity

A Participant will, if requested, indemnify the Group for the Participant’s liability for Tax.

18.3	Withholding

Any Member of the Group, any employing company, the Nominee or any third-party provider nominated by the Committee may make withholding arrangements as set out in this rule 18.3 (Withholding).

A withholding entity may make such withholding arrangements as it considers necessary or desirable, including making deductions from any cash payment owed to the Participant.

Withholding arrangements may include the sale on behalf of the Participant of some or all of the Participant’s Plan Shares.

An entity may withhold to meet any liability for Tax and to meet any applicable dealing and/or currency exchange costs, any share transfer taxes or other expenses involved in any transfer of Shares, and other associated costs.

19.	Terms of Employment
19.1	Application

This rule 19 (Terms of Employment) applies during an employee’s employment and after the termination of an employee’s employment, whether or not the termination is lawful.

19.2	Not Part of Employment Contract

Nothing in the rules of the Plan or the operation of the Plan forms part of an employee’s contract of employment or alters it. The rights and obligations arising from the employment or former employment relationship between the employee and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, employment (continued or otherwise).

19.3	No Future Expectation

No employee has a right to participate in the Plan. Participation in the Plan or the grant of an Award on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of an Award on the same, or any other, basis (or at all) in the future.

19.4	Decisions and Discretion

The terms of the Plan do not entitle the employee to the exercise of any discretion in the employee’s favour. The employee will have no claim or right of action in respect of any decision, omission or discretion that may operate to the disadvantage of the employee.

19.5	No Compensation

No employee has any right to compensation or damages for any loss (actual or potential) in relation to the Plan, including any loss in relation to:

19.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
19.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure or delay to exercise a discretion or take a decision; and
19.5.3	the operation, suspension, termination or amendment of the Plan.
19.6	Waiver

By participating in the Plan, an Eligible Employee agrees to waive all rights that might otherwise arise under the Plan, other than the right to acquire Shares or cash (as appropriate) subject to and in accordance with the explicit rules of the Plan, in consideration for and as a condition of participation in the Plan.

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20.	Data Protection
20.1	Meaning of Terms

In this rule 20 (Data Protection):

20.1.1	“Individual” means an Eligible Employee or Participant; and
20.1.2	“Personal Data” means any information that directly or indirectly identifies an Individual, which may include (but is not limited to): name, home address, telephone number, date of birth, government-issued identification number, salary information, nationality, job title, employment location, any shares or directorships held in the Group, details of any entitlement under the Plan and any other entitlements to equity or cash granted to the Individual (regardless of whether unvested, vested or settled, and including any cancelled or forfeited awards), any information necessary to process any such entitlements (including mailing address for a check payment or bank account wire transfer information), any other information necessary to process mandatory tax withholding and reporting and/or, where applicable, employment or service termination date and the reason for the termination.
20.2	Controllers

The controller of Personal Data is the Company. Each Individual’s local employer within the Group also acts as independent controller with respect to Personal Data.

20.3	Personal Data and the Plan

Any Member of the Group may collect, use, disclose, and transfer Personal Data for the exclusive purpose of implementing, administering, and managing the Plan. These actions include sharing Personal Data with third-party service providers selected by the Company to assist with the implementation, administration, and/or management of the Plan. These service providers are bound by contract to handle Personal Data in a way that aligns with this rule 20 (Data Protection) and applicable law. Recipients of Personal Data may be located in the United States or elsewhere.

Personal Data will be held only as long as is necessary to implement, administer and manage participation in the Plan or to manage rights and obligations under the terms of an Award or in connection with Shares or cash (and any other rights and securities) acquired under, or in connection with, the Plan. In some cases, Personal Data will be retained by the Company or any other Member of the Group to comply with a legal or tax obligation.

20.4	Individual’s Rights

Depending on where the Individual lives and works, that Individual may have certain legal rights, such as:

20.4.1	right to access – to find out whether the Group processes the Individual’s Personal Data;
20.4.2	right to correct – to request that the Group corrects or updates inaccurate, incomplete or outdated Personal Data;
20.4.3	right to erasure (or cancellation) – to request that the Group deletes or erases Personal Data pertaining to the Individual;
20.4.4	right to restrict processing (opposition) – to request that the Group restricts use of the Individual’s Personal Data;
20.4.5	right to withdraw consent – to withdraw consent to participate in the Plan;
20.4.6	right to Personal Data portability – to request that the Group provides the Individual with a copy of the Individual’s Personal Data in a structured, commonly used and machine-readable format;
20.4.7	right to request more information about the Group’s automated processing; and
20.4.8	right to be informed of a Personal Data breach affecting the Individual’s Personal Data.

In addition, and subject to applicable legislation, the Individual may have the right to lodge a complaint about the processing of the Individual’s Personal Data with a data protection authority. The Individual may contact the Company’s privacy office at privacy@coca-cola.com with any questions regarding the processing of Personal Data or to exercise any applicable rights under this rule 20 (Data Protection) or for additional information.

20.5	Consent

Local data protection requirements notwithstanding, by participating in the Plan, the Individual:

20.5.1	consents to the processing of Personal Data and understands that such consent is being provided on a purely voluntary basis;
20.5.2	accepts that if the Individual does not consent, or if the Individual later withdraws consent, the Individual’s employment or service contract with any Member of the Group will not be adversely affected;
20.5.3	understands that refusing or withdrawing consent will mean that the Company will not be able to continue to administer the Plan and will affect the Individual’s ability to participate in the Plan (including the right to remain in the Plan), in which case the Committee will determine the impact on the Individual’s participation in the Plan and the terms that will apply to any of the Individual’s Awards and/or Plan Shares;

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20.5.4	understands that the Individual may contact a local human resources representative for more information on the consequences of refusal to consent or withdrawal of consent;
20.5.5	authorizes the Group and its representatives to discuss with and obtain all relevant information from all personnel (professional or not) involved in the implementation, administration and operation of the Plan; and
20.5.6	further authorizes the Group and its representatives and any third-party Plan administrator that may be selected by the Company to disclose and discuss the Plan with their respective advisors.
21.	General
21.1	Consents and Filings

All allotments, issues and transfers of Shares or cash payments will be subject to the Company’s articles of incorporation and any necessary consents or filings required in any relevant jurisdiction. The Participant will be responsible for complying with any requirements needed in order to obtain, or to avoid the necessity for, any such consents or filings. The Company will not be required to issue or transfer any Shares or deliver any certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company will in no event be obligated to register any securities pursuant to the United States Securities Act of 1933, as amended from time to time, or applicable state or foreign law or to take any other action in order to cause the issue or transfer of any Shares or delivery of certificates to comply with any law, regulation or requirement.

21.2	Source of Shares

Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market and may be subject to restrictions deemed appropriate by the Committee.

21.3	Listing

If, and for as long as the Shares are listed on the New York Stock Exchange (or, if the Committee decides, any other stock exchange on which the Shares are listed), the Company will apply as soon as practicable for the listing and admission to trading on such exchange of any Shares issued in connection with the Plan.

21.4	Dealing Restrictions

Each person will have regard to Dealing Restrictions when operating, interpreting, administering, participating in and/or taking any other action in relation to the Plan.

The Committee may suspend the operation of the Plan in any way it sees fit, including delaying delivery of any Shares, if, in its discretion, it determines that Dealing Restrictions apply that would otherwise prohibit the operation of the Plan.

21.5	Notices

Any notice or other communication required under the Plan will be given in writing, which may include electronic means.

Any notice or other communication to be given to an Eligible Employee or Participant may be delivered by electronic means (including by email, through the Group’s intranet or a share plan portal), personally delivered or sent by ordinary post to such address as the Committee reasonably considers appropriate.

Any notice or other communication to be given to the Company, the Nominee or the Company’s agents may be delivered or sent to its registered office or such other place and by such means as the Committee, the Nominee or the Company’s agents, as appropriate, may specify and notify to Eligible Employees and/or Participants, as relevant.

Notices or other communications:

21.5.1	sent electronically will be deemed to have been received immediately (if sent during usual business hours) or at the opening of business on the next Business Day (if sent outside usual business hours);
21.5.2	that are personally delivered will be deemed to have been received when left at the relevant address (if left during usual business hours) or at the opening of business on the next Business Day (if left outside usual business hours); and
21.5.3	sent by post will be deemed to have been received two Business Days after posting if to an address in the same country or five Business Days after posting to an address in another country,

unless there is evidence to the contrary.

All notices or communications to be given to Eligible Employees or Participants are given and sent at the risk of the addressee. No Member of the Group has any liability in respect of any notice or communication given or sent, nor need they be concerned to see that the addressee actually receives it.

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21.6	Third-Party Rights

Except as otherwise expressly stated to the contrary, nothing in the Plan confers any benefit, right or expectation on any person other than an Eligible Employee, a Participant, the Nominee or a Member of the Group. No third-party has any rights to enforce any rule of the Plan.

21.7	Not Pensionable

None of the benefits that may be received under the Plan are pensionable.

21.8	Not Transferable

A Participant’s Matching Award or Free Award will Lapse if the Participant transfers, assigns, charges or otherwise disposes of the Award or any of the rights in respect of it, whether voluntarily or involuntarily (other than to that Participant’s personal representatives on death).

21.9	Currency Conversions

Any conversion of money into different currencies (whether notional or actual) will be done at a time and rate of exchange that the Committee decides. Participants will bear any currency conversion costs.

No Member of the Group will be liable for any loss due to movements in currency exchange rates or conversion or money transfer charges.

21.10	No Liability for Delay

No Member of the Group will be liable for any loss arising from any delay in giving effect to any notice or communication received from an Eligible Employee or Participant or in procuring a sale, allotment or transfer of any Shares.

22.	Administration
22.1	Administration of the Plan

The Plan will be administered by the Committee, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable.

By resolutions adopted July 7, 2022, the Committee delegated various authority to The Coca-Cola Company Global Rewards Committee (“GRC”), including to facilitate participation in the Plan for each country it designates and to address all limits and administrative practices under the Plan. The Committee may delegate any other or all of its rights and powers under the Plan. The GRC also may delegate any or all of its rights and powers.

By resolutions adopted February 14, 2024, the Board approved the amended and restated Plan, subject to shareholder approval, and delegated authority for the Plan to the Committee. The Committee reaffirmed its delegation to the GRC. The Committee also authorized the GRC to establish modifications, procedures, and sub-plans as may be necessary or desirable consistent with, and to further the objectives of, the Plan.

22.2	Committee Decisions

All decisions of the Committee in connection with the Plan and its interpretation and the terms of any Awards (including in any dispute) will be final and conclusive.

The Committee will decide whether and how to exercise any discretion in the Plan.

The Committee’s decision on any matter need not be uniform and may be different for different Participants whether or not the Participants are similarly situated.

22.3	Severance of Rules

If any provision of the Plan is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only:

22.3.1	such provision will be deleted; and
22.3.2	the remaining provisions will continue in full force and effect, unless the Committee decides otherwise.
22.4	Language

Where there is any conflict between the terms of the English version of the Plan and/or any ancillary documents and a version in any other language, the English language version will prevail.

The Coca-Cola Company Global Employee Stock Purchase Plan

23.	Plan Amendment and Termination
23.1	General Power

The Committee may, at any time and from time to time, amend or modify the Plan without approval of the Company’s shareholders, except as may be required by the New York Stock Exchange or the United States Securities and Exchange Commission.

23.2	Participant Consent

If a proposed change to the Plan would be to the material disadvantage of one or more Participants in respect of existing rights under the Plan, then the Committee must obtain the written consent of the affected Participant(s).

23.3	Exceptions to Participant Consent

The Committee need not obtain Participant consent:

23.3.1	for any changes that are provided for in the Plan;
23.3.2	for any changes that are:
(i)	minor and to benefit the administration of the Plan;
(ii)	to comply with or take account of a change in legislation;
(iii)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant; and/or
(iv)	to correct any error; or
23.3.3	if the Committee invites each disadvantaged Participant to indicate whether or not they approve the change and the majority of the Participants (by number) who were invited and who make an indication approve the change.
23.4	Notice of Change

The Committee will give written notice of changes to Participants whose participation in the Plan is materially affected.

23.5	International Variations

The Committee may establish plans or schedules based on the Plan, but modified to take account of any local tax, exchange control or securities laws in other jurisdictions, provided that:

23.5.1	those plans are subject to the limits set out in rule 4 (Plan Limit); and
23.5.2	no individual will be entitled to more Shares or cash under that plan or schedule than the maximum entitlement under the Plan.
23.6	Termination of the Plan

The Plan will terminate on the date the Committee decides.

23.7	Consequences of Termination

If the Plan is terminated, the Committee may decide that:

23.7.1	Contributions will stop at such time as determined by the Committee and, once stopped, Participants will not be entitled to make any further Contributions;
23.7.2	any Contributions already made will be used to buy Purchased Shares on the next expected Award Date;
23.7.3	aside from any final purchase under rule 23.7.2, Participants will not receive any further Awards of Purchased Shares;
23.7.4	if there is a final purchase under rule 23.7.2, a final Matching Award may be granted in respect of the final Award of Purchased Shares;
23.7.5	the Release of some or all outstanding Matching Awards and Free Awards will be accelerated to such date and on such terms as the Committee decides;
23.7.6	any dividends payable on Plan Shares going forwards will be paid in cash;
23.7.7	Plan Shares will need to be removed from the Nominee by such time as determined by the Committee, in which case the Nominee will arrange for any Plan Shares to be sold or transferred, in accordance with the Participant’s instructions; and
23.7.8	any sales proceeds and other cash held by the Nominee on the Participant’s behalf will be transferred to the Participant, or otherwise paid in accordance with the Participant’s instructions, at such time as determined by the Committee.

The Coca-Cola Company Global Employee Stock Purchase Plan

If an Unreleased Free Award is subject to Performance Conditions or Other Conditions and is Released early, the Committee will decide in all the circumstances the extent to which those conditions have been or will be deemed to be met.

Plan Shares will be dealt with as soon as administratively practicable in accordance with the Participant’s instructions, subject to Dealing Restrictions.

If a Participant does not give the Nominee instructions in relation to the Plan Shares within 90 days of being requested to do so, then unless the Committee decides otherwise, the Participant’s Plan Shares will be sold on the Participant’s behalf and the cash proceeds (along with any other cash held on their behalf) will be transferred to the Participant as soon as administratively practicable, subject to any deductions under rule 18.3 (Withholding).

The Nominee will not be required to transfer cash amounts with a value equal to or less than USD10 (or a value equal to or less than the costs of transferring the cash amounts, if different).

24.	Governing Law

To the extent not governed by U.S. federal law, the Plan and all Awards will be construed in accordance with and governed by the laws of the State of Delaware.

The Coca-Cola Company Global Employee Stock Purchase Plan

Schedule 1

Awards Granted to US Taxpayers

SPECIAL PROVISIONS RELATED TO CODE SECTION 409A.

It is intended that the payments and benefits provided under the Plan and any Award will either be exempt from the application of, or comply with, the requirements of United States Internal Revenue Code Section 409A. The Plan and all Share Purchase Agreements (or similar documents) will be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. No Member of the Group, nor their respective directors, officers, employees or advisors (other than in their capacity as a Participant) will be held liable for any Tax, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

The Coca-Cola Company Global Employee Stock Purchase Plan

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